AMENDED AND RESTATED

RETIREMENT PLAN

FOR BOARD MEMBERS

OF

AF BANK

Restated Effective October 21, 2005

TABLE OF CONTENTS

ii

AMENDED AND RESTATED

RETIREMENT PLAN FOR BOARD MEMBERS

OF

AF BANK

AF Bank (the “Bank”) previously adopted and is the sponsor of the Retirement Plan for Board Members of Ashe Federal Bank, a nonqualified retirement plan for directors of the Bank.

The Bank is amending and restating the plan effective October 21, 2005 to clarify certain provisions in the plan to make the plan consistent with the understanding of the Bank and the Directors concerning how the plan would operate and consistent with how the Bank has accounted for the plan. This Amended and Restated Retirement Plan for Board Members of AF Bank (the “Plan”) supercedes and replaces the original Retirement Plan for Board Members of Ashe Federal Bank adopted effective upon the Reorganization Date.

This Plan is being amended and restated shortly after Section 409A of the Internal Revenue Code was enacted, and during the period in which guidance from the Internal Revenue Service is still expected to further clarify the requirements of Section 409A. It is intended that this Plan fully comply with the requirements of Section 409A and guidance issued thereunder. The Plan will be interpreted in a manner as shall meet and comply with Section 409A.

ARTICLE I

DEFINITIONS

The following definitions shall apply for the purposes of this Plan unless a difference meaning is plainly indicated by the context:

Section 1.1     Annual Compensation means, on any date for any Board Member, the annual rate at which retainer payments are paid to such Board Member for services as a Board Member. In the case of a Board Member who is a non-employee director and who later becomes an employee-director, “Annual Compensation” means the annual rate of retainer immediately preceding service as an employee-director.

Section 1.2     Bank means AF Bank, a federal stock savings bank, and any successor thereto.

Section 1.3     Beneficiary means the Person or Persons designated by the Participant or Retired Participant pursuant to Section 3.5 to receive a survivor benefit. If more than one Person is designated, each shall have an equal share unless the Participant or Retired Participant directed otherwise.

Section 1.4     Board means the Board of Directors of the Bank.

Section 1.5     Board Member means any individual who is a voting member of the Board or a voting member of the board of directors of a Participating Company.

Section 1.6     Change of Control of the Bank means any of the following events:

(a) approval by the stockholders of the Bank of a transaction that would result in the reorganization, merger or consolidation of the Bank, respectively, with one or more other persons, other than a transaction following which:

(i) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Act of 1934 (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Bank; and

(ii) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Bank;

(b) the acquisition of all or substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Bank of any transaction which would result in such an acquisition; or

(c) a complete liquidation or dissolution of the Bank, or approval by the stockholders of the Bank of a plan for such liquidation or dissolution; or

(d) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board do not belong to any of the following groups:

(i) individuals who were members of the Board on the Reorganization Date; or

(ii) individuals who first became members of the Board after the Reorganization Date either:

(A) upon election to serve as a member of the Board by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(B) upon election by the stockholders of the Bank to serve as a member of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 or Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 or Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Bank by an employee benefit plan maintained by the Bank. For purposes of this definition, the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

Section 1.7     Code means the Internal Revenue Code of 1986 (including the corresponding provisions of any succeeding law).

Section 1.8     Committee means the Salary Committee of the Board of the Bank, and any successor thereto.

Section 1.9    Disability means the Board Member is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The determination of whether a Board Member is disabled will be made in accordance with Section 409A of the Code.

Section 1.10     Participant means a Board Member who satisfies the eligibility requirements set forth in Section 2.1 and whose participation in the Plan has not terminated pursuant to Section 2.2.

Section 1.11     Participating Company means any savings bank, savings and loan association, bank, corporation, financial institution or other business organization or institution which, with the prior approval of the Board, and subject to such terms and conditions as may be imposed by the Board, shall adopt this Plan for the benefit of members of its board of directors.

Section 1.12     Person means an individual, a corporation, a bank, a savings bank, a savings and loan association, a financial institution, a partnership, an association, a joint-stock company, a trust, an estate, any unincorporated organization and any other business organization or institution.

Section 1.13     Plan means the Amended and Restated Retirement Plan for Board Members of AF Bank, as amended from time to time.

Section 1.14     Predecessor Board means, with the prior approval of the Board, and subject to such terms and conditions as may be imposed by the Board, the board of trustees or the board of directors of a Participating Company, prior to the date such a company became a Participating Company.

Section 1.15     Reorganization Date means the effective date of the transaction pursuant to which the Bank became a majority-owned subsidiary of AsheCo, MHC.

Section 1.16     Restatement Date means the effective date of the amendment and restatement of the Plan as set forth above.

Section 1.17     Retired Participant means a former Participant who is receiving a retirement allowance under this Plan or who is entitled to receive a retirement allowance under this Plan at a future date.

Section 1.18     Section 409A means Section 409A of the Code, as the same may be amended from time to time, and any successor statute to such section of the Code. References to Section 409A or any requirement under Section 409A, as the same may be interpreted, construed or applied to this Plan at any particular time, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A, regulations issued by the Secretary of the Treasury under or interpreting Section 409A, decisions by any court of competent jurisdiction involving a Participant or a beneficiary and any closing agreement made under section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, all as determined by the Committee in good faith, which determination may (but shall not be required to) be made in reliance on the advice of such tax counsel or other tax professional(s) with whom the Committee from time to time may elect to consult with respect to any such matter.

Section 1.19     Specified Employee means “specified employee” as defined by Section 409A at the time. As of the date of the Restatement of this Plan, “specified employee” is defined by Section 409A as follows: If the Bank’s stock is publicly traded on an established securities market or otherwise, then specified employee means senior officers who make $130,000 or more annually (limited to the top 3 such officers or, if greater (up to a maximum of 50), the top 10%); 1% owners whose compensation is $150,000 or more annually; and 5% owners regardless of their compensation).

Section 1.20     Spouse means an individual who is legally married to a Participant or Retired Participant.

Section 1.21     Terminate or Termination means that the Participant ceases to be a director of the Bank and incurs a “separation from service” as defined by Section 409A.

Section 1.22     Years of Service means the period beginning on the first day of the month in which an individual becomes a Board Member and ending on the last day of the month in which such individual ceases to be a Board Member, but excluding (a) any period during which the individual was a salaried officer of any Participating Company, and (b) any period during which the individual was a salaried officer of any other institution whose board of directors or board of trustees is considered a Predecessor Board. The Years of Service of an individual with two or more non-consecutive periods of service as a Board Member shall be equal to the sum of such non-consecutive periods. For purposes of determining an individual’s Years of Service, service as a member of a Predecessor Board shall be deemed service as a Board Member. The maximum number of Years of Service of any Board Member for purposes of the Plan shall be 10.

ARTICLE II

ELIGIBILITY

Section 2.1     Participation.

A Board Member who was a Participant in the Plan on the Restatement Date shall continue to be a Participant in the Plan following the Restatement. A person who becomes a Board Member after the Restatement Date shall become a Participant in the Plan immediately upon becoming a Board Member.

Section 2.2     Termination of Participation.

Participation in the Plan shall cease on the date a Participant Terminates as a Board Member for whatever reason, and upon Termination, a Participant who is entitled to a retirement allowance under this Plan shall become a Retired Participant.

ARTICLE III

RETIREMENT BENEFITS

Section 3.1     Normal Benefits.

(a) Any Participant who Terminates as a Board Member after attaining age 65 shall be entitled to a normal retirement allowance from the Bank, commencing as of the first day of the month following the month in which he Terminates as a Board Member, in an annual amount equal to his Annual Compensation as of the date on which he Terminates as a Board Member multiplied by a fraction, the numerator of which is his Years of Service and the denominator of which is 10. Provided, however, that in the case of a Specified Employee, payment shall not be made until six months after the date of Termination.

(b) A Participant who Terminates as a Board Member prior to attaining age 65 but after completing 10 Years of Service shall be entitled to a deferred retirement allowance beginning on the first day of the month following the date he attains age 65, in an annual amount equal to his Annual Compensation as of the date on which he Terminates as a Board Member.

Section 3.2     Payments.

Retirement allowances under Section 3.1 shall be paid in monthly installments, each installment being one-twelfth of the annual retirement allowance. The first payment shall be made in accordance with Section 3.1 and installments shall continue until 10 annual payments have been made.

Section 3.3     Payments Upon Death. If a Retired Participant should die after his retirement allowance payments have begun but prior to all required payments being made, the remaining payments shall be paid to the Beneficiary designated by the Participant or Retired Participant pursuant to Section 3.5.

If (a) a Participant (or Retired Participant) who is entitled to a retirement allowance under Section 3.1 should die prior to the commencement of such retirement allowance, or (b) a Participant who is not entitled to a retirement allowance under Section 3.1 should die while a Board Member, there shall be paid to the Beneficiary designated by the Participant or Retired Participant pursuant to Section 3.5 a retirement allowance in an amount equal to that amount which would have been provided to the Participant or Retired Participant had the Participant or Retired Participant retired immediately prior to his death (whether or not he would have been eligible for retirement). Payments shall commence as of the first day of the month following the death of the Participant or Retired Participant.

Section 3.4     Payments of Small Amounts.

Notwithstanding any other provision of the Plan, if the present value of the retirement allowance payable to a Participant or Retired Participant and/or his Beneficiary shall at any time after Termination as a Board Member and prior to the commencement of payment thereof be less than $10,000, then the Committee shall direct that it be paid in a lump sum in lieu of monthly installments. For purposes of this Section 3.4, present values shall be determined using an interest rate equal to the interest rate payable on a 5 year certificate of deposit rate at the Bank as in effect on the date of Termination as a Board Member. Payment of the lump sum shall be made on the first day of the month following the determination that the present value is less than $10,000, except that in the case of a Specified Employee, payment shall not be made until six months after the Termination.

Section 3.5     Beneficiaries.

(a) A Participant or Retired Participant may designate a Beneficiary or Beneficiaries to receive any payments payable upon the death of the Participant or Retired Participant in the event the Participant or Retired Participant dies before all 10 annual payments have been fully made.

(b) A Participant or Retired Participant may designate one or more Beneficiaries who may be, but need not be, natural persons. Any such election shall be made in writing in the form and manner prescribed by the Committee, shall be revocable until the retirement allowance commences to be paid, and shall thereafter be irrevocable; provided, however, that the

Participant or Retired Participant may change or revoke the Beneficiary or Beneficiaries designated at any time or from time to time, but such changes or revocations shall be effective only if received by the Committee prior to the Participant’s or Retired Participant’s death.

(c) A Beneficiary designated by a Participant or Retired Participant to receive a benefit, if any, upon his death may designate a Beneficiary of his own to receive the benefit in the event the Beneficiary designated by the Participant or Retired Participant dies prior to receiving all payments due following the death of the Participant or Retired Participant. If a Participant or Retired Participant dies without a Beneficiary, then the present value of any unpaid installments shall be paid to the estate of such Participant or Retired Participant. In determining such present value, the interest rate payable on a 5 year certificate of deposit rate at the Bank as in effect on the date of death of the Board Member shall be used.

Section 3.6     Payment upon Change of Control.

If a Participant Terminates as a Board Member within 12 months following a Change of Control of the Bank, the Participant shall be entitled to an immediate lump sum payment of the present value of a 10 year annuity, commencing upon the date of Termination and continuing for 10 years in an annual amount equal to the Participant’s Compensation as of the date on which he Terminates as a Board Member multiplied by a fraction (not greater than one) the numerator of which is his Years of Service and the denominator of which is 10. Such present value shall be determined using an interest rate equal to the interest rate payable on a 5 year certificate of deposit rate at the Bank as in effect on the date of the Change of Control. Provided, however, that in the case of a Specified Employee, payment shall not be made until six months after the date of Termination.

ARTICLE IV

ADMINISTRATION

Section 4.1     Duties of the Committee.

The Committee shall have full responsibility for the management, operation, interpretation and administration of the Plan in accordance with its terms, and shall have such authority as is necessary or appropriate in carrying out its responsibilities. Actions taken by the Committee pursuant to this Section 4.1 shall be conclusive and binding upon the Bank, Participants, Retired Participants, and other interested parties.

Section 4.2     Liabilities of the Committee.

Neither the Committee nor its individual members shall be deemed to be a fiduciary with respect to this Plan, nor shall any of the foregoing individuals or entities be liable to any Participant or Retired Participant in connection with the management, operation, interpretation or administration of the Plan, any such liability being solely that of the Bank.

Section 4.3     Expenses.

Any expenses incurred in the management, operation, interpretation or administration of the Plan shall be paid by the Bank. In no event shall the benefits otherwise payable under this Plan be reduced to offset the expenses incurred in managing, operating, interpreting or administering the Plan.

ARTICLE V

AMENDMENT AND TERMINATION

Section 5.1     Amendment and Termination.

The Board shall have the right to amend the Plan, from time to time and at any time, in whole or in part, and to terminate the Plan; provided however, that no such amendment or termination shall reduce the accrued benefits of, or impose more stringent vesting requirements on any benefits accrued by, any Participant, Retired Participant, or Beneficiary through the date of the amendment or termination of the Plan. Further provided that the right to amend or terminate the Plan shall not include any right to amend or terminate the Plan in any manner that is not consistent with Section 409A.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1     Plan Documents.

The Secretary of the Board shall provide a copy of this Plan to each Board Member who becomes a Participant in the Plan.

Section 6.2     Construction of Language.

Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the masculine gender shall be deemed equally to refer to the feminine or the neuter. Any reference to an Article or Section shall be to an Article or Section of the Plan, unless otherwise indicated.

Section 6.3     Nonalienation.

The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such rights be liable for or subject to debts, contracts, liabilities or torts.

Section 6.4     Indemnification.

The Bank shall indemnify, hold harmless and defend each Board Member, Participant, Retired Participant and the Beneficiaries of each, against their reasonable costs, including legal fees, incurred by them, or arising out of any action, suit or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce the terms of the Plan.

Section 6.5     Severability.

A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 6.6     Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 6.7     Notices.

Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or 5 days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one party may by written notice specify to the other party:

(a)	if to the Bank:

AF Bank

21 East Ashe Street

West Jefferson, North Carolina 28694-0026

Attention: Corporate Secretary

(b)	if to any other party than the Bank, to such party at the address last furnished by such party by written notice to the Bank or the Bank.

Section 6.8     Operation as an Unfunded Plan.

The Plan is intended to be (a) a contractual obligation of the Bank to pay the benefits as and when due in accordance with its terms, and (b) an unfunded and non-qualified plan such that the benefits payable shall not be taxable to the recipients until such benefits are paid. The Plan is not intended to be subject to or comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, or of section 401(a) of the Code. The Bank may establish a trust to which assets may be transferred by the Bank in order to provide a portion or all of the benefits otherwise payable by the Bank under the Plan; provided, however, that the assets of such trust shall be subject to the claims of creditors of the Bank in the event it is determined that the Bank is insolvent or that grounds exist for the appointment of a conservator or receiver. The Plan shall be administered and construed so as to effectuate these intentions and so as to comply with Section 409A.

Section 6.9     Required Regulatory Provisions.

Notwithstanding anything herein contained to the contrary, any benefits paid by the Bank, whether pursuant to this Plan or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

Section 6.10     Governing Law.

The Plan shall be construed, administered and enforced according to the laws of the State of North Carolina applicable to contracts between citizens and residents of the State of North Carolina entered into and to be performed entirely within such jurisdiction, except to the extent that such laws are preempted by federal law.

EXECUTED in West Jefferson, North Carolina, this 24th day of October, 2005.

WITNESSES /s/ Robert E. Washburn /s/ Melanie P. Miller	AF Bank By: /s/ Jimmy D. Reeves Jimmy D. Reeves, Chair of Board of Directors